Exhibit 99.1
ERT Reports First Quarter 2011 Operating Results
•	Revenues of $41.7 million

•	GAAP diluted net income per share of $0.06 / Non-GAAP diluted net income per share of $0.09

•	Bookings of $71.8 million
PHILADELPHIA, May 2, 2011 /PRNewswire-FirstCall/ — eResearchTechnology, Inc. (ERT), (Nasdaq: ERT - News) a global technology-driven provider of services and customizable medical devices to biopharmaceutical and healthcare organizations and the market leader for centralized cardiac safety and respiratory efficacy services in drug development, announced today results for the first quarter ended March 31, 2011. Unless otherwise noted, all comparative numbers refer to changes from the same period a year ago. The financial results include the results related to CareFusion Research Services (RS) commencing from its date of acquisition on May 28, 2010.
This press release contains financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and non-GAAP measures adjusted to exclude the impact of the amortization of the acquired intangibles and other assets and acquisition and other costs related to the RS acquisition and related income tax effects. A reconciliation of these GAAP and non-GAAP measures is found in the attached “Reconciliation of GAAP to Non-GAAP Information.”
Financial Highlights for the First Quarter of 2011
•	Net revenues were $41.7 million for the first quarter of 2011 compared to $44.9 million for the fourth quarter of 2010 and $21.9 million a year ago. Revenues from RS were $18.9 million in the first quarter of 2011, compared to $20.0 million in the fourth quarter of 2010.

•	GAAP gross margin percentage was 44.2% in the first quarter of 2011 compared to 43.9% for the fourth quarter of 2010 and 53.8% a year ago. Non-GAAP gross margin percentage was 48.7% in the first quarter of 2011 compared to 49.0% for the fourth quarter of 2010 and 53.8% a year ago.

•	GAAP operating income margin percentage was 12.8% in the first quarter of 2011 compared to 11.6% for the fourth quarter of 2010 and 12.6% a year ago. Non-GAAP operating income margin percentage was 17.3% in the first quarter of 2011 compared to 18.5% for the fourth quarter of 2010 and 16.0% a year ago.

•	GAAP net income was $3.1 million, or $0.06 per diluted share, in the first quarter of 2011 compared to $4.1 million, or $0.08 per diluted share, in the fourth quarter of 2010 and $1.8 million, or $0.04 per diluted share, a year ago. Non-GAAP net income was $4.5 million, or $0.09 per diluted share, in the first quarter of 2011 compared to $6.1 million, or $0.12 per diluted share, in the fourth quarter of 2010 and $2.2 million, or $0.05 per diluted share, a year ago.

•	Cash flow from operations was $5.0 million in the first quarter of 2011, compared to $17.1 million in the fourth quarter of 2010 and $5.3 million a year ago.

•	Cash and short-term investments totaled $29.7 million at March 31, 2011 compared to $30.4 million on December 31, 2010. ERT had $21.0 million in long-term debt as of March 31, 2011 and December 31, 2010.

•	New bookings were $71.8 million in the first quarter of 2011 compared to $58.9 million for the fourth quarter of 2010 and $43.3 million a year ago.

•	The gross book-to-bill ratio was 1.7 in the first quarter of 2011 compared to 1.3 in the fourth quarter of 2010 and 2.0 a year ago.

•	Backlog was $318.6 million as of March 31, 2011 compared to $302.9 million as of December 31, 2010 and $182.7 million a year ago (which did not include RS). The annualized cancellation rate was 24.6% in the first quarter of 2011 compared to 16.6% in the fourth quarter of 2010 and 21.3% a year ago.
“We are very pleased with the record $71.8 million of bookings reported in this quarter,” commented Dr. Joel Morganroth. “This was driven by strong bookings using our integrated solution, which combines respiratory, cardiac safety, and ePRO to our customers. Our revenue level was slightly lower than expected due to a large TQT cancellation during the quarter. We also experienced higher cancellations in our respiratory business as three large studies were terminated by the sponsors. We managed to moderate our expenses as some of the 2011 planned hiring and other investments were delayed. Offsetting this was the negative impact of the foreign exchange rate changes, which resulted in a charge of approximately $0.01 per share. Overall, we believe we are off to a strong start for 2011.”
“I am also very excited to have Dr. Jeffrey Litwin appointed as our new President and Chief Executive Officer as previously announced earlier today,” continued Dr. Morganroth. “Jeff and I have worked together for many years, and he brings knowledge of the clinical research domain that is our core business and also experience in the adjacent markets of Phase IV safety surveillance and healthcare.”
2011 Guidance
The Company reaffirmed its previously-issued guidance for the full year of 2011. ERT expects net revenues of between $178 million and $188 million for 2011. ERT expects GAAP diluted net income per share to be between $0.30 and $0.40 for 2011 and non-GAAP diluted net income per share to be between $0.40 and $0.50 for the same period. For the second quarter ending June 30, 2011, ERT expects net revenues of between $43.0 million and $46.0 million, GAAP diluted net income per share to be between $0.05 and $0.08 and non-GAAP diluted net income per share to be between $0.08 and $0.11.

Use of Non-GAAP Financial Measures
In addition to GAAP financial measures, ERT uses certain non-GAAP financial measures that exclude charges related to the amortization of the RS acquired intangible and other assets and acquisition and other costs which are related to the RS acquisition, and also their related income tax effects. ERT believes that these non-GAAP measures are useful to investors because this supplemental information facilitates comparisons of its operations from period to period and to the performance of other companies within its industry and assists in gaining a better understanding of its operating results and future prospects. ERT views amortization of acquired intangible and other assets related to the RS acquisition, which includes such items as the amortization of acquired customer backlog and technology, as items determined at the time of the acquisition. While ERT reviews the underlying value of these intangibles regularly for impairment, the amortization is an expense typically not affected by operations during any particular period and does not contribute to the operational performance in any particular period. ERT regards acquisition and other costs related to its recent acquisition as a cost that does not recur on a regular basis.
ERT’s non-GAAP effective tax rates differ from its GAAP effective tax rates because of 1) the exclusion of the amortization of acquired intangible and other assets and acquisition and other costs incurred in 2010 related to its recent acquisition of RS, and 2) the income tax effect due to the difference between the GAAP and non-GAAP effective tax rate applied against the GAAP pre-tax income, primarily as a result of the acquisition costs incurred in 2010 not being deductible for income tax purposes. ERT excludes the impact of these discrete tax items from its non-GAAP income tax provision because it believes they are not indicative of the effective income tax rate of its ongoing business operations.
Management uses these non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring ERT’s operating performance, financial and operating decision-making, development of budgets, and comparing such performance to that of prior periods for the same reasons stated above. These non-GAAP financial measures are not meant to be considered superior to or a substitute for comparable financial measures prepared in accordance with GAAP. There are also limitations on the non-GAAP measures, including: 1) these non-GAAP measures do not have standardized meanings and may not be comparable to similar non-GAAP measures used by other companies, 2) acquisition and other costs related to ERT’s 2010 acquisition of RS represent actual cash expenditures that are excluded from ERT’s non-GAAP measures, and 3) although amortization of acquired intangible and other assets does not directly impact ERT’s current cash position, such expense is amortized over their expected economic lives and does represent the declining value of the assets acquired, but this expense is excluded from ERT’s non-GAAP measures. ERT adjusts for these limitations by relying on these non-GAAP measures only as a supplement to its GAAP results.
Conference Call
Dr. Morganroth, Dr. Litwin, and Mr. Keith Schneck, the Company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 5:00 PM ET on May 2, 2011. For the conference call, interested participants should dial 1-800-860-2442 when calling within the United States or 1-412-858-4600 when calling internationally. There will be a playback available as well. To listen to the playback, please call 1-877-344-7529 when calling within the United States or 1-412-317-0088 when calling internationally. Conference code for playback is 450262. This call is being webcast by MultiVu and can be accessed at ERT’s website at www.ert.com. The webcast may also be accessed via the direct link at http://www.videonewswire.com/event.asp?id=78559. The webcast can be accessed for up to one year on either site.

About eResearchTechnology, Inc.
ERT (www.ert.com) is a global technology-driven provider of clinical services and customizable medical devices to biopharmaceutical and healthcare organizations. It is the market leader for centralized cardiac safety and respiratory efficacy services in drug development and also collects, analyzes and distributes electronic patient reported outcomes (ePRO) in multiple modalities across all phases of clinical research.
This release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.
These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include: unfavorable economic conditions; our ability to obtain new contracts and accurately estimate net revenues, our positive outlook for future bookings, variability in size, scope and duration of projects and internal issues at the sponsoring client; our ability to successfully integrate the RS or any future acquisitions; competitive factors in the market for our centralized services; changes in the bio-pharmaceutical and healthcare industries to which we sell our solutions; technological development; and market demand. There is no guarantee that the amounts in our backlog will ever convert to revenue. Should the economic conditions deteriorate, the cancellation rates that we have historically experienced could increase. Further information on potential factors that could affect the Company’s financial results can be found in ERT’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Guidance is based on management’s good faith expectations given current market conditions but that continued or further deterioration of general economic conditions, in addition to other factors cited elsewhere, could result in ERT not achieving the revenue and net income per diluted share guidance provided.
Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included in this release or that may be made in our filings with the Securities and Exchange Commission or elsewhere from time to time by, or on behalf of, us.

Contact:
Keith Schneck	Robert East
eResearchTechnology, Inc.	Westwicke Partners, LLC
215-282-5566	443-213-0502

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2010	2011
Net revenues:
Services	$14,835	$23,977
Site support	7,033	17,722

Total net revenues	21,868	41,699

Costs of revenues:
Cost of services	7,311	13,156
Cost of site support	2,799	10,123

Total costs of revenues	10,110	23,279

Gross margin	11,758	18,420

Operating expenses:
Selling and marketing	3,408	4,175
General and administrative	4,745	7,508
Research and development	858	1,383

Total operating expenses	9,011	13,066

Operating income	2,747	5,354
Foreign exchange gains (losses)	80	(1,009)
Other income (expense), net	20	(101)

Income before income taxes	2,847	4,244
Income tax provision	1,095	1,151

Net income	$1,752	$3,093

Net income per share:
Basic	$0.04	$0.06
Diluted	$0.04	$0.06

Shares used in computing net income per share:
Basic	48,675	48,896
Diluted	48,845	49,251

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(unaudited)

	December 31, 2010	March 31, 2011
ASSETS

Current assets:
Cash and cash equivalents	$30,343	$29,614
Short-term investments	50	50
Investment in marketable securities	648	1,053
Accounts receivable less allowance for doubtful accounts of $515 and $547, respectively	37,236	37,179
Inventory	4,698	6,804
Prepaid income taxes	1,988	2,660
Prepaid expenses and other	4,393	5,531
Deferred income taxes	3,431	3,431

Total current assets	82,787	86,322

Property and equipment, net	42,615	45,760
Goodwill	71,637	76,702
Intangible assets	17,187	17,435
Other assets	609	718

Total assets	$214,835	$226,937

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,136	$6,613
Accrued expenses	16,162	12,971
Deferred revenues	11,670	12,657

Total current liabilities	34,968	32,241

Deferred rent	2,368	2,405
Deferred income taxes	3,703	3,888
Long-term debt	21,000	21,000
Other liabilities	2,141	2,235

Total liabilities	64,180	61,769

Stockholders’ equity:
Preferred stock-$10.00 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized, 60,460,782 and 60,661,086 shares issued, respectively	605	607
Additional paid-in capital	100,441	101,438
Accumulated other comprehensive (loss) income	(1,545)	8,922
Retained earnings	131,037	134,130
Treasury stock, 11,589,603 and 11,596,966 shares at cost	(79,883)	(79,929)

Total stockholders’ equity	150,655	165,168

Total liabilities and stockholders’ equity	$214,835	$226,937

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2010	2011
Operating activities:
Net income	$1,752	$3,093
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,624	5,988
Cost of sales of equipment	1	3
Share-based compensation	605	662
Deferred income taxes	(160)	204
Changes in operating assets and liabilities:
Accounts receivable	1,033	1,030
Inventory	—	(1,412)
Prepaid expenses and other	(1,341)	(1,363)
Accounts payable	539	91
Accrued expenses	920	(3,191)
Income taxes	(193)	(736)
Deferred revenues	(368)	803
Deferred rent	(145)	(164)

Net cash provided by operating activities	5,267	5,008

Investing activities:
Purchases of property and equipment	(3,852)	(7,254)
Purchases of investments	(999)	—
Proceeds from sales of investments	3,716	—
Payments for acquisitions	(203)	(117)

Net cash used in investing activities	(1,338)	(7,371)

Financing activities:
Proceeds from exercise of stock options	51	309
Stock option income tax benefit	6	11
Repurchase of common stock for treasury	—	(46)

Net cash provided by financing activities	57	274

Effect of exchange rate changes on cash	(790)	1,360

Net increase (decrease) in cash and cash equivalents	3,196	(729)
Cash and cash equivalents, beginning of period	68,979	30,343

Cash and cash equivalents, end of period	$72,175	$29,614

eResearchTechnology, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2010	2011
Net revenues	$21,868	$44,900	$41,699

Reconciliation of GAAP to Non-GAAP gross margin:
GAAP gross margin	$11,758	$19,708	$18,420
Amortization of acquired intangibles and other assets	—	2,288	1,878

Non-GAAP gross margin	$11,758	$21,996	$20,298

Non-GAAP gross margin percentage	53.8%	49.0%	48.7%

Non-GAAP gross margin percentage is calculated by dividing non-GAAP gross margin by net revenues

Reconciliation of GAAP to Non-GAAP operating income:
GAAP operating income	$2,747	$5,230	$5,354
Amortization of acquired intangibles and other assets	—	2,288	1,878
Acquisition and integration related costs	741	800	—

Non-GAAP operating income	$3,488	$8,318	$7,232

Non-GAAP operating income margin percentage	16.0%	18.5%	17.3%

Non-GAAP operating income margin percentage is calculated by dividing non-GAAP operating income by net revenues

Reconciliation of GAAP to Non-GAAP net income:
GAAP net income	$1,752	$4,120	$3,093
Amortization of acquired intangibles and other assets	—	2,288	1,878
Acquisition and integration related costs	741	800	—
Income tax effect due to Non-GAAP reconciling items and other differences between the GAAP and Non-GAAP effective tax rate	(284)	(1,123)	(502)

Non-GAAP net income	$2,209	$6,085	$4,469

Reconciliation of GAAP to Non-GAAP diluted net income per share:
GAAP diluted net income per share	$0.04	$0.08	$0.06
Amortization of acquired intangibles and other assets	—	0.05	0.04
Acquisition and integration related costs	0.02	0.01	—
Income tax effect due to Non-GAAP reconciling items and other differences between the GAAP and Non-GAAP effective tax rate	(0.01)	(0.02)	(0.01)

Non-GAAP diluted net income per share	$0.05	$0.12	$0.09

Shares used in computing diluted net income per share	48,845	49,274	49,251
Assumed effective tax rate — Non-GAAP	35.0%	29.0%	27.0%

	Three Months
	Ending June 30, 2011
	Low Range	High Range
Reconciliation of GAAP to Non-GAAP diluted net income per share guidance:
GAAP estimate of diluted net income per share	$0.05	$0.08
Estimated effect on diluted net income per share of:
Amortization of acquired intangibles and other assets	0.04	0.04
Income tax effect due to Non-GAAP reconciling items and other differences between the GAAP and Non-GAAP effective tax rate	(0.01)	(0.01)

Non-GAAP estimate of diluted net income per share	$0.08	$0.11

Shares used in computing estimated diluted net income per share	49,500	49,500
Effective tax rate	27.0%	27.0%